American Eagle Energy Announces $18 MM Financing Agreement

LITTLETON, CO, January 2, 2013 /PRNewswire/ — American Eagle Energy Corporation (OTCQX: AMZG) closed a credit agreement with Macquarie Bank Ltd on December 28, 2012 and has received $16,000,000 of the $18,000,000 total. The remaining $2,000,000 is expected to be received within 30 days following the closing of two pending acquisitions. American Eagle intends to use the funds to support further developmental drilling in its Spyglass Project in North Dakota, for the pending property acquisitions and for general corporate purposes.

All of the funds are to be repaid through the sale of approximately 212,000 barrels of oil over the five-year period from January 2013 to December 2017, with a final balloon payment of $2,000,000 due December 31, 2017. The monthly volumes are less than 25% of current net production and the cost of the financing and the repayment structure are based upon an equivalent annual interest rate of LIBOR + 650 basis points, which is approximately 7.2%.

Brad Colby, American Eagle’s President, stated, “This funding transaction provides an important source of capital that allows American Eagle to continue its aggressive development pace in Spyglass which we expect will significantly expand our production and reserve base. We are pleased to have closed our 2012 fiscal year with this important financing and believe we are well positioned to continue growing our company in 2013.”

About American Eagle Energy Corporation:

American Eagle Energy Corporation is engaged in the exploration and production of petroleum and natural gas in North America. Currently, American is focused primarily on exploiting unconventional resource plays within the Bakken and Three Forks formations. Prior to December 1, 2011, the Company operated under the name Eternal Energy Corp. The Company changed its name to American Eagle Energy Corporation in December 2011 upon the completion of its acquisition of American Eagle Energy Inc., another oil and gas company engaged in a similar business with which the Company shared certain properties and prospects.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of American Eagle Energy Corporation.

These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions. Persons are encouraged to read American Eagle Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012, all as filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release. Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov). American Eagle Energy Corporation does not assume any obligation to update any of these forward-looking statements.

CONTACT:         Brad Colby, President

American Eagle Energy Corporation

(303) 798-5235